Exhibit 99.1

FOR IMMEDIATE RELEASE

ABIOMED APPOINTS LOUIS LATAIF TO BOARD OF DIRECTORS

Danvers, Mass., September 30, 2005—ABIOMED, Inc. (NASDAQ: ABMD), a leading developer, manufacturer and marketer of medical products designed to assist or replace the pumping function of the failing heart, announced today that Louis E. Lataif, Dean of the Boston University School of Management, has been appointed to its Board of Directors.

Prior to joining Boston University in l991, Mr. Lataif worked with Ford Motor Company for more than 27 years and had retired as a corporate officer. He had also served as President of Ford of Europe, with extensive global experience. He earned a BS from Boston University and his MBA from Harvard University.  He also holds three honorary doctoral degrees.

“ABIOMED’s Board of Directors represents a wide array of industry experts and thought leaders who believe in our mission that life need not end when the heart fails,” said Michael R. Minogue, Chairman, CEO and President of ABIOMED.  “We are very excited to welcome Lou to the Board.”

ABOUT ABIOMED

Based in Danvers, Massachusetts, ABIOMED, Inc. (pronounced “AB’-EE-O-MED”) is a leading developer, manufacturer and marketer of medical products designed to assist or replace the pumping function of the failing heart. ABIOMED currently manufactures and sells the AB5000™ Circulatory Support System and the BVS® 5000 Biventricular Support System for the temporary support of all patients with failing but potentially recoverable hearts. In Europe, ABIOMED offers the Impella® Recover™ minimally invasive cardiovascular support systems under CE Mark approval. The Company’s AbioCor® Implantable Replacement Heart was the subject of an initial clinical trial under an Investigational Device Exemption from the United States Food and Drug Administration. The AbioCor has not been approved for commercial distribution, and is not available for use or sale outside of the initial clinical trial. For additional information please visit: www.abiomed.com.

Contacts:

Liza Heapes	Investor Relations Contact:
ABIOMED, INC.	Melody Carey
Communications Specialist	Rx Communications Group, LLC
978-646-1668	917-322-2571
mediarelations@abiomed.com	mcarey@rxir.com

FORWARD-LOOKING STATEMENTS

This Release contains forward-looking statements, including statements regarding development of ABIOMED’s existing and new products, the Company’s progress toward commercial growth, and future opportunities. The Company’s actual results may differ materially from those anticipated in these forward-looking statements based upon a number of factors, including uncertainties associated with development, testing and related regulatory approvals, anticipated future losses, complex manufacturing, high quality requirements, dependence on limited sources of supply, competition, technological change, government regulation, future capital needs and uncertainty of additional financing and other risks and challenges detailed in the Company’s filings with the Securities and Exchange Commission, including the Annual Report filed on Form 10-K.  Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this Release.  The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances that occur after the date of this Release or to reflect the occurrence of unanticipated events.

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